SUB-ITEM 77Q1(a)

                    SECOND AMENDMENT TO AMENDED AND RESTATED

                    BYLAWS OF AIM INTERNATIONAL FUNDS, INC.
                            (A MARYLAND CORPORATION)

                           ADOPTED DECEMBER 11, 2002


         The Bylaws of AIM International Funds, Inc. are hereby amended as follows:

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Fund to discontinue the issuance of share certificates;

         NOW THEREFORE BE IT RESOLVED, that Article IV, Section 1, of the Bylaws of AIM International Funds, Inc. is hereby restated in its entirety to read as follows:

                  Section 1.  Stock Certificates.
                              -------------------

                           The Corporation may, in its sole discretion, issue a
                  certificate to any stockholder, signed by or in the name of the Corporation, by the President, certifying the number of shares owned by him, her or it in a class or series of stock of the Corporation. No shareholder shall have the right to demand or require that a certificate be issued to him, her or it.